Exhibit 99.1

Telos Board Appoints Executive Vice President Mark Griffin as CEO; John B. Wood to Serve as Executive Chairman

Ashburn, Va. – November 2, 2026 – Telos Corporation (NASDAQ: TLS), a leading provider of cyber, cloud and enterprise security solutions for the world’s most security-conscious organizations, today announced that its Board of Directors has appointed Executive Vice President Mark Griffin as the company’s Chief Executive Officer, effective today. John B. Wood will transition from CEO to Executive Chairman, effective today.

“John’s leadership has guided Telos through its turnaround and return to growth, and the Board is grateful for the vision and commitment he has brought to the company. Mark has spent decades serving Telos; his knowledge of our customers, operations and programs gives the Board confidence in his readiness to lead. We believe Telos can build on its progress under Mark’s leadership, with John’s counsel as Executive Chairman providing continuity through this transition,” said Fred Schaufeld, a member of Telos’ Board of Directors.

As Executive Chairman, Wood will remain Chairman of the Board and will step away from day-to-day operations and advise the company, focusing on its product roadmap and long-term sales strategy. He has served as Telos CEO since 1994.

“Mark and I have worked together for 35 years through important chapters in Telos’ growth. Along the way, we’ve cultivated a distinctive customer intimacy grounded in knowing our customers and understanding their needs. I’m deeply proud of what we’ve accomplished together, and I have full confidence in Mark’s ability to lead Telos into its next chapter. As Executive Chairman, I look forward to continuing our partnership and supporting him as he leads the company,” said John B. Wood, Executive Chairman of Telos.

Mark Griffin joined Telos in 1984 and currently serves as executive vice president of Security Solutions. He brings more than 30 years of executive leadership experience spanning business strategy, financial performance and operational execution. In his current role, he leads market expansion, product development and technological innovation, and directs the development and management of Telos’ intellectual property portfolio. He has held operational responsibility for major programs supporting the U.S. federal government and commercial markets. Telos credits his leadership with contributing to recent growth and improvements in operational efficiency and profitability.

“I’m honored by the Board’s confidence and grateful to John for his leadership and partnership. I’ve seen firsthand the strength of Telos’ customer relationships and the commitment of our employees to the missions we support. I look forward to working with our team and customers to build on the company’s recent return to growth and execute its strategic priorities,” said Mark Griffin, Chief Executive Officer of Telos.

Telos will report its third quarter 2026 financial results on Monday, November 9, 2026. Management will host a webcast to discuss the results and business outlook at 9:30 a.m. ET.

About Telos Corporation
Telos Corporation (NASDAQ: TLS) empowers and protects the world’s most security-conscious organizations with efficient, adaptable, and secure solutions that safeguard people, systems, and information. We deliver advanced capabilities across cyber governance, risk, and compliance (GRC) with Xacta®; identity and biometric solutions; secure networks and communications; and TSA PreCheck® enrollment services. Serving the U.S. federal government, regulated industries, and global enterprises, Telos helps customers stay ahead of evolving threats, accelerate compliance, and achieve mission success. Driven by purpose and guided by our core values, we build trusted partnerships, deliver superior solutions, and help create a more secure, interconnected world. Learn more at www.telos.com.

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